Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I Announces Receipt of Requisite Consents and Expiration of Consent Solicitations

Related to Corporate Modernization

PERRYSBURG, Ohio (December 12, 2019) – Owens-Illinois, Inc. (“O-I” or the “Company”) today announced that, according to information provided by D.F. King, as information and tabulation agent, each of Owens-Brockway Glass Container Inc. (“OBGC”) and OI European Group B.V. (“OIEG” and, together with OBGC, the “Issuers”), each an indirect wholly owned subsidiary of the Company, has received the Requisite Consents (as defined below) in its previously announced solicitations (together, the “Consent Solicitations”) of consents (the “Consents”) to amend the indentures (collectively, the “Indentures”) governing OBGC’s 5.000% Senior Notes due 2022, OBGC’s 5.875% Senior Notes due 2023, OBGC’s 5.375% Senior Notes due 2025, OBGC’s 6.375% Senior Notes due 2025, OIEG’s 4.875% Senior Notes due 2021, OIEG’s 4.000% Senior Notes due 2023 and OIEG’s 3.125% Senior Notes due 2024 (collectively, the “Notes”), upon the terms and subject to the conditions set forth in the consent solicitation statement dated December 4, 2019 (“Consent Solicitation Statement”). Each of the Consent Solicitations expired at 5:00 p.m., New York City time, on December 11, 2019 (the “Expiration Time”).

The Company also sought and received, from the requisite lenders thereunder, consent for an amendment to its Third Amended and Restated Credit Agreement and Syndicated Facility Agreement, dated June 25, 2019 (the “BCA” and such amendment, the “BCA Amendment”) among Owens-Illinois Group, Inc. (“O-I Group”), OBGC, OIEG, the other borrowers party thereto, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent. The effectiveness of the BCA Amendment is subject to certain conditions contained therein. The Company expects the BCA Amendment to become effective and operative as of December 13, 2019.

The purpose of the Consent Solicitations and the BCA Amendment is to facilitate the implementation of the Corporate Modernization (as defined below), which, if implemented, would be expected to be completed by the end of 2019. The Corporate Modernization would include the creation of a new holding company, O-I Glass, Inc. (“O-I Glass”), which would become the new parent company of O-I and replace O-I as the public company trading on the New York Stock Exchange under O-I’s current ticker symbol, “OI,” and the automatic conversion of each outstanding share of O-I’s common stock into the right to receive a share of common stock of O-I Glass on a one-for-one basis (the “Reorganization”). Following the Reorganization, the old parent company would distribute the capital stock of OI Group to O-I Glass, as a result of which OI Group would be a direct wholly owned subsidiary of O-I Glass (the “Distribution” and, together with the Reorganization and related transactions, the “Corporate Modernization”).

The Company believes that the Corporate Modernization would improve the Company’s operating efficiency and cost structure, while ensuring the Company remains well-positioned to address its legacy liabilities.

It is not expected that the Corporate Modernization would result in any change in the public company’s directors, executive officers, management or business, impact the timing of the declaration and payment of regular quarterly dividends, nor, from a credit perspective, affect cash flow support from subsidiaries or change the credit group for purposes of the senior notes issued by the Company’s subsidiaries or the BCA. It is intended that the Corporate Modernization, if implemented, should be a tax-free transaction for U.S. federal income tax purposes for O-I and O-I’s stockholders.

The proposed amendments and waivers (the “Proposed Amendments and Waivers”), as more fully described in the Consent Solicitation Statement, relate to, but are not conditioned upon, the implementation of the Corporate Modernization. The Issuers solicited consents to amend or waive certain provisions in the Indentures in order to facilitate the implementation of the Corporate Modernization.

The Consent Solicitations were each subject to customary conditions, including, among other things, receipt of valid and unrevoked Consents from the holders of at least a majority in aggregate principal amount of Notes outstanding under each relevant Indenture (the “Requisite Consents”) at or prior to the Expiration Time, as described in the Consent Solicitation Statement. On December 11, 2019, the Company informed the trustees under each of the Indentures that the Requisite Consents under each of the Indentures had been validly delivered and not revoked.

Accordingly, on December 11, 2019, OBGC and OIEG, as applicable, entered into supplemental indentures (collectively, the “Supplemental Indentures”) to the relevant Indentures reflecting the Proposed Amendments and Waivers. Although each Supplemental Indenture became effective upon its execution and delivery, the Proposed Amendments and Waivers will not become operative unless and until the remaining conditions to the relevant Consent Solicitation (described in the Consent Solicitation Statement) have been satisfied or waived and the applicable aggregate cash payment equal to the amount set forth in the table below (the “Consent Fee”) has been paid with respect to the relevant series of Notes for which Consents to the Proposed Amendments and Waivers were validly delivered to the tabulation agent prior to the relevant Expiration Time. Upon the Proposed Amendments and Waivers becoming effective and operative, all the holders of the applicable series of Notes and their respective transferees will be bound by the terms thereof, even if they did not deliver Consents to the Proposed Amendments and Waivers.

OBGC Notes	CUSIP/ISIN	Consent Fee per US$1,000 Principal Amount	Outstanding Principal Amount
5.000% Senior Notes due 2022	CUSIP 690872 AA4 (144A) U6S19G AB3 (Reg S) ISIN US690872AA43 (144A) USU6S19GAB37 (Reg S)	US$2.50	US$500 million
5.875% Senior Notes due 2023	CUSIP 69073T AR4 (144A) U68337 AK7 (Reg S) ISIN US69073TAR41 (144A) USU68337AK75 (Reg S)	US$2.50	US$700 million
5.375% Senior Notes due 2025	CUSIP 690872 AB2 (144A) U6S19G AC1 (Reg S) ISIN US690872AB26 (144A) USU6S19GAC10 (Reg S)	US$2.50	US$300 million
6.375% Senior Notes due 2025	CUSIP 69073T AS2 (144A) U68337 AL5 (Reg S) ISIN US69073TAS24 (144A) USU68337AL58 (Reg S)	US$2.50	US$300 million

OIEG Notes	CUSIP/ISIN/Common Code	Consent Fee per €1,000 or US$1,000 Principal Amount (as applicable)	Outstanding Principal Amount
4.875% Senior Notes due 2021	ISIN XS0908232134 (144A) XS0908230781 (Reg S)	€2.50	€118[1] million
4.000% Senior Notes due 2023	CUSIP 67777L AC7 (144A) N6704R AH4 (Reg S) ISIN US67777LAC72 (144A) USN6704RAH41 (Reg S)	US$2.50	US$310 million
3.125% Senior Notes due 2024	ISIN XS1405766038 (144A) XS1405765907 (Reg S)	€2.50	€725 million

1.	Represents the aggregate principal amount of outstanding OIEG 4.875% 2021 Notes as of the date hereof. On November 22, 2019, OIEG redeemed €212 million aggregate principal amount of the €330 million aggregate principal amount of OIEG 4.875% 2021 Notes outstanding prior to such partial redemption. As a result, a pool factor of 35.757575759% applies to the OIEG 4.875% 2021 Notes, and the relevant Consent Fee payable with respect to the OIEG 4.875% 2021 Notes shall be based on the amount of outstanding OIEG 4.875% 2021 Notes after giving effect to such pool factor.

The Issuers each expect to make payment of the relevant Consent Fees on or about December 13, 2019.

Wells Fargo Securities, LLC acted as solicitation agent and D.F. King acted as information and tabulation agent in connection with the Consent Solicitations.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Notes and is not a solicitation of Consents to the Proposed Amendments and Waivers with respect to the relevant Indentures. The Consent Solicitations were made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement. The solicitations of Consents were not made in any jurisdiction in which, or to, or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

Copies of the Consent Solicitation Statement and other documents related to the Consent Solicitations are available on the consent website: https://sites.dfkingltd.com/oi.

This announcement contains inside information by the Company and OI European Group B.V. under Regulation (EU) 596/2014 (16 April 2014).

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About O-I

At Owens-Illinois, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world’s leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 26,500 people at 78 plants in 23 countries, O-I has a global impact, achieving revenues of $6.9 billion in 2018. For more information, visit o-i.com.

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Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the approval, consummation and potential impact of the Corporate Modernization. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the anticipated timing of the implementation and consummation of the Corporate Modernization, (2) the potential impact of the Corporate Modernization on the Company’s branding and business, (3) the potential costs of the Corporate Modernization, (4) the Company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the Company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the Company’s legacy liabilities, (5) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (6) the Company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (10) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (11) consumer preferences for alternative forms of packaging, (12) cost and availability of raw materials, labor, energy and transportation, (13) consolidation among competitors and customers, (14) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (15) unanticipated operational disruptions, including higher capital spending, (16) the Company’s ability to further develop its sales, marketing and product development capabilities, (17) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (18) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (19) changes in U.S. trade policies, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequently filed Quarterly Reports on Form 10-Q or the Company’s other filings with the Securities and Exchange Commission.

SOURCE: Owens-Illinois, Inc.

For further information, please contact:

Chris Manuel
Vice President, Investor Relations
567-336-2600
chris.manuel@o-i.com